TailFin Labs, LLC Financial Statements Fiscal Years Ended January 31, 2026, 2025 and 2024 (unaudited)

Table of Contents Report of Independent Registered Public Accounting Firm Financial Statements Balance Sheets 1 Statements of Operations 2 Statements of Changes in Members’ Equity 3 Statements of Cash Flows 4 Notes to the Financial Statements 5

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The accompanying notes are an integral part of these financial statements. 1 TailFin Labs, LLC Balance Sheets (in thousands) As of January 31, 2026 2025 Assets Current assets: Cash and cash equivalents $ 39,246 $ 127,101 Interest receivable 127 462 Prepaid incentive payment – current (see Note 4) 9,032 - Prepaid expenses 1,759 217 Total current assets 50,164 127,780 Prepaid incentive payment – noncurrent (see Note 4) 54,194 - Total assets $ 104,358 $ 127,780 Liabilities and Members’ Equity Current liabilities: Accrued expenses $ 96 $ 683 Total current liabilities 96 683 Total liabilities 96 683 Members’ equity: Membership interests 175,000 175,000 Accumulated deficit (70,738) (47,903) Total members’ equity 104,262 127,097 Total liabilities and members’ equity $ 104,358 $ 127,780

The accompanying notes are an integral part of these financial statements. 2 TailFin Labs, LLC Statements of Operations (in thousands) Fiscal Years Ended January 31, 2026 2025 2024 (unaudited) Marketing $ 8,434 $ 9,478 $ 9,732 Professional services 10,237 11,991 3,233 Incentive payment amortization (see Note 4) 6,774 - - Total operating expenses 25,445 21,469 12,965 Loss from operations 25,445 21,469 12,965 Other income 2,610 6,303 4,681 Net loss $ 22,835 $ 15,166 $ 8,284

The accompanying notes are an integral part of these financial statements. 3 TailFin Labs, LLC Statements of Changes in Members’ Equity (in thousands) Membership Interests Accumulated Deficit Total Members’ Equity Balance, February 1, 2023 (unaudited) $ 140,000 $ (24,453) $ 115,547 Net loss allocated to members (unaudited) - (8,284) (8,284) Contribution by member (unaudited) 35,000 - 35,000 Balance, January 31, 2024 (unaudited) $ 175,000 $ (32,737) $ 142,263 Net loss allocated to members - (15,166) (15,166) Balance, January 31, 2025 $ 175,000 $ (47,903) $ 127,097 Net loss allocated to members - (22,835) (22,835) Balance, January 31, 2026 $ 175,000 $ (70,738) $ 104,262

The accompanying notes are an integral part of these financial statements. 4 TailFin Labs, LLC Statements of Cash Flows (in thousands) Fiscal Years Ended January 31, 2026 2025 2024 (audited) Cash flows from operating activities Net loss $ (22,835) $ (15,166) $ (8,284) Amortization of prepaid incentive payment (see Note 4) Changes in operating assets and liabilities: 6,774 - - Interest receivable 335 13 (283) Prepaid incentive payment (see Note 4) (70,000) - - Prepaid expenses (1,542) (194) (23) Accrued expenses (587) 55 (5,623) Net cash used in operating activities (87,855) (15,292) (14,213) Cash flows from financing activities Contributions by member - - 35,000 Net cash provided by financing activities - - 35,000 Net (decrease) increase in cash and cash equivalents (87,855) (15,292) 20,787 Cash and cash equivalents, beginning of year 127,101 142,393 121,606 Cash and cash equivalents, end of year $ 39,246 $ 127,101 $ 142,393

TailFin Labs, LLC Notes to the Financial Statements 5 Note 1. Organization and Basis of Presentation Organization TailFin Labs, LLC (“TailFin” or the “Company”) is a Delaware limited liability company, established on January 2, 2020, by Walmart Inc. (“Walmart”) and Green Dot Corporation (“Green Dot”), with a mission to develop innovative products, services and technologies that sit at the intersection of retail shopping and consumer financial services. TailFin focuses its efforts on developing technology-enabled solutions that seamlessly integrate omni-channel retail shopping and financial services for both consumers and businesses and to provide the related technological, operational and marketing support. On January 2, 2020, Walmart and Green Dot entered into a Limited Liability Company Agreement, as amended and restated from time to time through 2025 (the ‘Operating Agreement’), which governs the business, operations, and management of TailFin, as well as the respective rights and obligations of its members. Walmart and Green Dot own 80% and 20% of the outstanding membership interests in TailFin, respectively. Walmart committed to an initial capital contribution in the form of services during the term of the Operating Agreement including strategic guidance, management oversight, product development guidance and knowledge access necessary to produce any products developed by the Company. Green Dot committed a capital contribution of $175 million in cash, payable in five equal installments of $35 million over five years beginning January 2, 2020. Green Dot’s final contribution of $35 million cash was made in January 2024. Under the Operating Agreement, TailFin’s operations are scheduled to terminate on January 1, 2033. Under the provisions of the Operating Agreement, a Board of Managers (the “Board”) was established with the authority and discretion to manage, direct and operate TailFin. The Board consists of members representing Walmart’s and Green Dot’s proportionate member interests. Supermajority approval voting is required for certain transactions, including activities such as material changes to the nature of the business and the issuance of additional ownership interests. The Company does not have employees. Walmart and Green Dot have employee secondment arrangements with TailFin, which bears the costs and expenses associated with the services provided by the employees on secondment. TailFin may be dissolved upon unanimous determination of the members, bankruptcy of a member, the election of the majority member under specified circumstances stated in the operating agreement, sale of the Company or upon Delaware State judicial decree. In April 2025, pursuant to the amendments to the Walmart MoneyCard Agreement with Green Dot, TailFin made a one-time, non-refundable incentive payment of $70 million to RNBW Ventures Inc. (“RNBW”), a subsidiary of Walmart. See Note 4 – Incentive Payment

TailFin Labs, LLC Notes to the Financial Statements 6 Basis of Presentation The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC). Note 2. Summary of Significant Accounting Policies Liquidity Risks and Uncertainties Since inception, TailFin has not generated revenue and consequently has a history of operating losses and negative cash flows from operations. During the fiscal year ended January 31, 2026, net loss was $22.8 million, primarily related to marketing, professional services and incentive payment amortization partially offset by income on money market investments. Cash used in operations was $87.9 million, primarily driven by the $70 million incentive payment (see Note 4). The Company held cash and cash equivalents of $39.2 million at January 31, 2026. TailFin’s working capital is funded through cash contributions by Green Dot and interest earned on its money market investments. The Company believes that it will have sufficient working capital to operate for a period of one year from the issuance date of these financial statements, based on its existing available cash and cash equivalents and its plans for reduced expenditures. However, additional funding may be necessary, at which point the members will decide whether to make additional cash contributions or seek alternative funding sources. There can be no assurance that these plans will be successful. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Use of Estimates The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reports amounts of revenue and expenses during the reporting period. Changes in facts and circumstances or additional information may result in revised estimates and actual results may differ from those estimates. Cash and Cash Equivalents The Company considers all investments with a maturity when purchased of three months or less to be cash equivalents. As of January 31, 2026 and 2025, cash and cash equivalents were $39.2 million and $127.1 million, respectively, and included money market investments of $39.2 million and $126.4 million, respectively.

TailFin Labs, LLC Notes to the Financial Statements 7 Fair Value Measurement The Company’s financial instruments consist primarily of cash and cash equivalents, interest receivable, prepaid costs and accrued liabilities. Due to the short-term nature of these instruments, the carrying values approximate fair value. Income Taxes TailFin is organized as a limited liability company (“LLC”) with more than one member. For U.S. federal and state income tax purposes the Company is classified as a partnership for federal income tax purposes. As a partnership, TailFin is not subject to federal or state income taxes on its taxable income. All taxable income, deductions, and tax credits flow through to the members who are responsible for their allocable share as determined by the terms of the Operating Agreement. Consequently, no provision for federal or state income taxes has been included in the financial statements. Marketing The Company’s policy is to expense marketing costs when incurred. Such costs incurred during the fiscal years ended January 31, 2026, 2025 and 2024, were $8.4 million, $9.5 million and $9.7 million, respectively. Professional Services The Company’s policy is to expense professional services when incurred. Such costs incurred during the fiscal years ended January 31, 2026, 2025 and 2024, were $10.2 million, $12.0 million and $3.2 million, respectively. Recent Accounting Pronouncements In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on its disclosures. The amendments only impact disclosures and are not expected to have an impact on the Company's financial condition and results of operations.

TailFin Labs, LLC
Notes to the Financial Statements

Note 3. Related Party Transactions

According to the Operating Agreement, services for strategic guidance, management oversight, product development guidance and relevant knowledge access for product development are considered part of Walmart's initial capital contribution to TailFin. Walmart also provides certain services in exchange for compensation. In addition, Green Dot receives monthly compensation for marketing and professional services. Accordingly, substantially all the expenses recognized within TailFin's statements of operations result from direct or indirect services provided by its members. The operating expenses related to Green Dot for fiscal years ended January 31, 2026, 2025 and 2024 were $18.1 million, $20.0 million, and $12.9 million, respectively. The operating expenses related to Walmart for fiscal years ended January 31, 2026, 2025 and 2024 were $7.2 million, $0.1 million, and $0.1 million, respectively. As of January 31, 2026 and 2025, amounts due to Green Dot were $0.1 million and $0.7 million, respectively.

Note 4. Incentive Payment

		January 31, 2026		January 31, 2025
Prepaid incentive - current	$	9,032	$	-
Prepaid incentive - noncurrent		54,194		-
Total	$	63,226	$	-

In April 2025, the members of TailFin entered into an amendment which provides for Green Dot to continue serving as the issuing bank and program manager for the Walmart MoneyCard suite of reloadable debit card products, and entered into additional amendments pursuant to which Green Dot distributes its various products and services, including certain Green Dot-branded products and reload services through the Green Dot Network, at Walmart stores (collectively, the "Agreements"). The amended term of the Agreements expires on January 31, 2033, subject to an automatic one-year renewal provision under the terms of the arrangements. In consideration of the amended Agreements, the members and an assignee of Walmart Inc. and its subsidiary parties, RNBW Ventures Inc., ("RNBW"), agreed to cause TailFin to pay RNBW a one-time, non-refundable incentive payment in the amount of $70 million.

Prepaid incentive represents the unamortized portion of the $70 million incentive payment. The incentive payment is being amortized on a straight-line basis over a period of 93 months from May 2025 to January 2033.

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TailFin Labs, LLC Notes to the Financial Statements 9 Note 5. Segment Information In accordance with ASC Topic 280, Segment Reporting (“ASC 280”), the Company has determined that it has one operating segment and one reportable segment, which includes all of the Company’s accounts. The Company’s chief operating decision maker (“CODM”) is the Board. The CODM focuses on operating expenses and cash used in operations to assess the Company’s performance and allocate resources. The Company’s activities consisted primarily of advertising and marketing, professional services and related activities. The Board regularly reviews the expenses for these activities. The Board does not regularly review asset information by segment. Note 6. Subsequent Events In preparing the financial statements, the Company has reviewed events that occurred after January 31, 2026 through April 30, 2026, the date the accompanying financial statements were issued. No events occurred that would have a material impact on the financial statements as of January 31, 2026 or 2025.